                                                                    Exhibit 99.1


[MERCK LOGO]                                                        News Release

--------------------------------------------------------------------------------

Media Contacts:   Tony Plohoros            Investor Contact:   Graeme Bell
                  (908) 423-3644                               (908) 423-5185
                  Anita Larsen
                  (908) 423-6022

        MERCK ANNOUNCES FULL-YEAR 2004 EARNINGS PER SHARE (EPS) OF $2.61,
                       FOURTH-QUARTER 2004 EPS OF 50 CENTS

      -     MERCK REAFFIRMS FULL-YEAR 2005 EPS RANGE OF $2.42 TO $2.52

      -     MERCK ANTICIPATES FIRST-QUARTER EPS OF 54 TO 58 CENTS

      - MERCK RESERVES AN ADDITIONAL $604 MILLION IN THE FOURTH QUARTER SOLELY FOR FUTURE LEGAL DEFENSE COSTS FOR VIOXX, BRINGING TOTAL RESERVE TO $675 MILLION

      -     COMPANY FOCUSES ON RENEWING GROWTH AND ACCELERATING CHANGE

      -     MURAGLITAZAR SUBMITTED FOR FDA APPROVAL

WHITEHOUSE STATION, N.J., Jan. 25, 2005 - Merck & Co., Inc. today announced that earnings per share (EPS) for 2004 were $2.61, reflecting a $0.25 unfavorable effect on third-quarter results associated with the company's Sept. 30 voluntary worldwide withdrawal of VIOXX, compared to earnings per share from continuing operations* of $2.92 in 2003. In addition, 2004 results include an additional $604 million reserve recorded in the fourth quarter solely for future legal defense costs for VIOXX litigation. The company has not established any reserves for any potential liability relating to the VIOXX litigation. The results were also negatively affected by approximately $700 to $750 million in foregone sales in the fourth quarter related to the VIOXX withdrawal.

      Net income was $5,813.4 million compared to income from continuing operations of $6,589.6 million in 2003. Worldwide sales were $22.9 billion for the year, compared to $22.5 billion for the full year of 2003. Global sales performance includes a 3-point and 2-point favorable effect from foreign exchange for the full year and fourth quarter, respectively.

      For the fourth quarter of 2004, earnings per share were $0.50 compared to $0.62 for the fourth quarter of 2003. Net income for the fourth quarter was $1,101.1 million compared to $1,395.2 million for the same period in 2003. Worldwide sales were $5.7 billion for the fourth quarter of 2004, compared to $5.6 billion for the fourth quarter of 2003.

                                    - more -

* Continuing operations exclude the results from Medco Health Solutions, Inc., which was spun off on Aug. 19, 2003.

      With the charge taken in the fourth quarter, the company's reserve solely for its future legal defense costs related to the VIOXX litigation is now $675 million. This reserve is based on certain assumptions and is the minimum amount that the company believes at this time it can reasonably estimate will be spent over a multi-year period.

      "We have stated previously that we intend to defend these lawsuits vigorously," said Kenneth C. Frazier, Merck Senior Vice President and General Counsel. "This reserve is consistent with our commitment to defend the company."

      In accordance with generally accepted accounting principles (GAAP) and consistent with Merck's practice, the company significantly increased the reserve solely for future legal defense costs for VIOXX when it had the ability to reasonably estimate its future legal defense costs for the VIOXX litigation based on both actual costs incurred as well as the development of its legal defense strategy and structure in light of the expanded scope of the litigation. The company will continue to monitor its legal defense costs and review the adequacy of the associated reserves. The company has not established any reserves for any potential liability relating to the VIOXX litigation. Additional information about the VIOXX litigation is on page 8 of this release.

      "As a company, we are moving beyond the VIOXX withdrawal. We are focused on renewing growth and accelerating the process of change to position Merck to best meet the demands of the market and the challenges of the environment," said Merck Chairman, President and Chief Executive Officer Raymond V. Gilmartin. "We continue to streamline our business processes, allocate resources to the areas of highest potential growth and accelerate the speed at which we develop products. We are also driving growth through new and established products, new indications and formulations, and clinical trials that bolster our products' safety and efficacy profiles. In addition, our financial strength supports our ability to grow both internally and through licensing agreements and targeted acquisitions."

      In October 2003, Merck announced plans to eliminate 4,400 positions as part of a cost-reduction initiative which is now complete. As of Dec. 31, the company had eliminated 5,100 positions, as the company identified additional opportunities to eliminate positions and reduce costs. Most of the additional eliminations came from contractor positions. In 2005, this action is expected to lower the company's annual payroll and benefit costs by approximately $300 million without impacting either key productivity initiatives or Merck's ability to meet its business objectives. Merck has also redeployed sales representatives that had previously supported VIOXX to capitalize on opportunities to grow its in-line products and support upcoming launches.


                                    - more -

      Marketing and administrative expenses increased 29% for the fourth quarter and 15% for the full year of 2004. Marketing and administrative costs include the effect of the $604 million additional reserve solely for future legal defense costs related to VIOXX litigation recorded in the fourth quarter and $141 million of estimated costs to undertake the withdrawal of VIOXX recorded in the third quarter. Fourth-quarter and full-year marketing and administrative costs also include the impact of $16 million and $105 million, respectively, for restructuring costs related to previously announced position eliminations. Excluding these effects, marketing and administrative expenses increased 7% for the quarter and 5% for the full year.

      Research and development expenses were $1.1 billion during the fourth quarter and $4.0 billion during the full year of 2004. The 22% increase for both the quarter and full year reflect the company's ongoing commitment to both basic and clinical research, as well as new external research collaborations to augment Merck's internal research efforts.

      The effective tax rate was 20.2% for the fourth quarter and 27.1% for the full year. The lower tax rate in the fourth quarter reflects the impact of a change in the mix of foreign and domestic income and the impact of currency fluctuations.

FIRST-QUARTER AND FULL-YEAR 2005 GUIDANCE

      Merck anticipates first-quarter EPS of $0.54 to $0.58. Merck reaffirms full-year 2005 EPS of $2.42 to $2.52. Please see pages 12-13 of this news release for a breakdown of Merck's full-year 2005 financial guidance.

MERCK'S MAJOR FRANCHISES REMAIN MARKET LEADERS

      Merck's largest products, which continue to benefit from ongoing clinical studies and new treatment options, drove the company's sales. Each of Merck's major franchises ranks either No. 1 or 2 in its class, in terms of sales, worldwide.

      Sales growth for 2004 includes a favorable comparison to 2003, which was affected by $250 million and $565 million of wholesaler buy-out in the fourth quarter and full year of 2003, respectively. Following the implementation of the new distribution program for U.S. wholesalers in the fourth quarter of 2003, fluctuations in 2004 sales caused by wholesaler investment buying have significantly moderated.

      Worldwide sales of SINGULAIR, Merck's once-a-day oral medicine indicated for the treatment of chronic asthma and the relief of symptoms associated with seasonal allergic rhinitis, were strong, reaching $731 million in the fourth quarter and $2.6 billion for the year, representing growth of 44% and 30% over each of the respective periods of 2003. Fourth-quarter and full-year SINGULAIR performance includes favorable comparisons to 2003, which


                                    - more -
were affected by U.S. wholesaler buy-outs. Excluding these effects, sales increased 17% and 26% in the fourth quarter and year, respectively. U.S. mail-order-adjusted prescription levels for SINGULAIR increased by approximately 15 percent for the quarter, as compared to the fourth quarter of 2003. SINGULAIR is the No. 1 asthma controller in terms of total prescriptions in the United States.

      Merck is seeking new indications for SINGULAIR. A new indication for perennial allergic rhinitis was filed with the U.S. Food and Drug Administration
(FDA) in the second half of 2004. Merck also plans to file for additional indications for SINGULAIR for the prevention of exercise-induced bronchospasm in 2005, for acute asthma during the second half of 2006 and for respiratory syncytial viral bronchiolitis in 2008.

      FOSAMAX continued as the most-prescribed medicine worldwide for the treatment of postmenopausal, male and glucocorticoid-induced osteoporosis. Global sales were strong, reaching $831 million during the quarter and $3.2 billion for the year, representing growth of 28% and 18% over each of the respective periods of 2003. Fourth-quarter and full-year FOSAMAX performance include favorable comparisons to 2003, which were affected by U.S. wholesaler buy-outs. Excluding these effects, sales increased 13% and 14% in the fourth quarter and year, respectively. U.S. mail-order-adjusted prescription levels for FOSAMAX increased by approximately 2 percent for the fourth quarter, as compared to the fourth quarter of 2003. FOSAMAX is available on 97 percent of formularies in the United States.

      Results from the FOSAMAX Actonel Comparison Trial (FACT) were presented on Oct. 1 at the American Society of Bone Mineral Research meeting. This is the first head-to-head study conducted in the United States comparing FDA-approved once-weekly osteoporosis treatments in postmenopausal women with osteoporosis. FACT showed that FOSAMAX demonstrated significantly greater increases in bone mineral density (BMD) at all sites measured as early as six months and greater reductions in markers of bone-turnover than once-weekly Actonel, while at the same time providing similar tolerability. BMD is a major determinant of bone strength. The lower the BMD score, the greater the risk of fracture.

      Merck expects to enhance its osteoporosis franchise with the addition of FOSAMAX plus vitamin D, a compound that combines alendronate (the active ingredient in FOSAMAX) and vitamin D. The company submitted a New Drug Application (NDA) to the FDA for the product in 2004. Vitamin D is critical for calcium absorption, which aids bone strength. An estimated 50 percent of osteoporosis patients have inadequate levels of vitamin D, and compliance among those prescribed supplements is poor. Combining FOSAMAX and vitamin D could help ensure an adequate weekly dose of vitamin D in a convenient manner for patients with osteoporosis.


                                    - more -

      Global sales of Merck's antihypertensive medicines, COZAAR and HYZAAR**, remain strong, reaching $764 million for the fourth quarter and $2.8 billion for the full year, representing growth of 11% and 14% over the respective periods in 2003. COZAAR and HYZAAR compete in the fastest-growing class in the antihypertensive market, angiotensin II antagonists (AIIA). COZAAR continues to be the largest-selling branded AIIA in Europe and the second-most-frequently prescribed AIIA in the United States. U.S. mail-order-adjusted prescription levels for COZAAR and HYZAAR increased by approximately 2 percent for the fourth quarter, as compared to the fourth quarter of 2003.

      A new formulation is expected to help drive future growth for COZAAR/HYZAAR. HYZAAR 100/12.5 mg was submitted for approval to the FDA in December to better address the need for titration flexibility as an intermediate step between COZAAR 100 mg and HYZAAR 100/25 mg. Filings for this new formulation in markets outside the United States are anticipated throughout 2005.

      ZOCOR, Merck's statin for modifying cholesterol, achieved worldwide sales of $1.3 billion in the fourth quarter and $5.2 billion for the year, representing growth of 8% and 4% over each of the respective periods of 2003. Fourth-quarter and full-year ZOCOR performance include favorable comparisons to 2003, which were affected by U.S. wholesaler buy-outs. Excluding these effects, sales declined 5% in both the fourth quarter and full year reflecting the impact of patent expirations outside the United States and increased competition in the U.S. cholesterol-modifying market. U.S. mail-order-adjusted prescription levels for ZOCOR decreased by approximately 1 percent for the quarter, as compared to the fourth quarter of 2003. ZOCOR is available for 93 percent of managed care lives; and 79 percent of the targeted managed care contracts have been renewed through 2006.

      Sales of Merck's other promoted medicines and vaccines were $1.5 billion during the fourth quarter and $5.5 billion for the year, representing growth of 14% and 9% over each of the respective periods of 2003. These products treat or prevent a broad range of conditions, such as infectious disease, glaucoma, benign prostate enlargement, migraine, arthritis and pain. Included in other promoted medicines were global sales of Merck's coxib, ARCOXIA, which reached $77 million in the fourth quarter and $230 million for 2004. To date, ARCOXIA has been launched in 51 countries in Europe, Latin America and Asia. Merck is working with the European Medicines Agency to assess whether changes to the prescribing information for the coxib class of drugs, including ARCOXIA, are warranted.


                                    - more -

** COZAAR and HYZAAR are registered trademarks of E.I. DuPont de Nemours &
   Company, Wilmington, Del.

      Global sales of ZETIA (branded EZETROL outside the United States), the cholesterol-absorption inhibitor developed and marketed by Merck and Schering-Plough, reached $328 million in the fourth quarter and $1.1 billion for the year. U.S. prescription levels for ZETIA increased by approximately 53 percent for the quarter, as compared to the fourth quarter of 2003. In December, ZETIA accounted for approximately 6 percent of total prescriptions in the lipid-lowering market and is now reimbursed for nearly 90 percent of all patients in managed care plans in the United States. To date, EZETROL has been launched in more than 50 countries outside of the United States and continues to achieve solid sales and market share growth.

      VYTORIN (marketed as INEGY in many countries outside of the United States), developed and marketed by Merck and Schering-Plough, was approved in the United States on July 23. In December, VYTORIN accounted for nearly 4 percent of new prescriptions in the U.S. lipid-lowering market. Worldwide sales of VYTORIN were $76 million for the fourth quarter and $132 million for the year.

      VYTORIN is the only single tablet to provide powerful LDL cholesterol reduction through dual inhibition of the two sources of cholesterol by inhibiting the production of cholesterol in the liver and blocking absorption of cholesterol in the intestine, including cholesterol from food. In two separate clinical trials, VYTORIN provided greater reductions in LDL cholesterol than Lipitor or Zocor across the dosing ranges.

      In addition to the United States, VYTORIN (INEGY) has now been approved in 15 countries, including Argentina, Brazil, Germany, Malaysia, Mexico and Singapore. INEGY also received regulatory approval in five additional European nations (Spain, Portugal, Norway, Denmark and Iceland) during the fourth quarter.

      In November 2004, Merck and Schering-Plough announced a new clinical trial for VYTORIN, IMPROVE IT (Improved Reduction of Outcomes: Vytorin Efficacy International Trial). This trial will evaluate VYTORIN in reducing major cardiovascular events through intensive lipid lowering of LDL cholesterol in 10,000 patients with acute coronary syndrome. IMPROVE IT is the fourth large-scale clinical outcomes trial being conducted on VYTORIN.

MERCK'S LATE-STAGE PIPELINE SHOWS STRONG PROGRESS AND EXPANSION INTO NEW THERAPEUTIC AREAS

      Merck's efforts to expand its pipeline by moving into new therapeutic categories, increasing its licensing activities and accelerating early- and late-stage development continue to produce positive results. Although the FDA approval of ARCOXIA has been delayed, regulatory submissions and late-stage programs for all other new product candidates are on track or ahead


                                    - more -
of schedule. The company announced in December that the planned filing of FDA submissions for two vaccines has been accelerated.

      Bristol-Myers Squibb submitted an NDA to the FDA in December for muraglitazar, which is being globally developed and marketed by Merck and Bristol-Myers Squibb. Muraglitazar has the potential to be the first in a novel class of drugs known as dual PPAR alpha/gamma agonists to control blood sugar and also treat the lipid abnormalities commonly found in Type 2 diabetes patients. In clinical trials, muraglitazar has reduced blood glucose levels, increased high-density lipoprotein (HDL) cholesterol levels and decreased triglyceride levels in Type 2 diabetes patients and has been generally well-tolerated. An estimated 18 million people in the United States suffer from Type 2 diabetes.

      Merck remains on track to submit its three Phase III vaccines for FDA approval in 2005. The three vaccines are: ROTATEQ, a vaccine to protect against rotavirus disease; GARDASIL, a vaccine to prevent the incidence of human papillomavirus (HPV) infection and the associated development of cervical cancer and genital warts; and a vaccine for the prevention of zoster (shingles) and the reduction of pain associated with it. These vaccines will provide significant new opportunities for Merck in the pediatric, adolescent and adult vaccine markets.

      It is estimated that, by age 5, all children worldwide become infected by rotavirus, a highly contagious virus that causes gastroenteritis and results in the hospitalization of nearly 50,000 children under age 5 annually in the United States. Worldwide, rotavirus is responsible for an estimated 500,000 deaths each year. Merck announced in December that it has accelerated the planned filing of the ROTATEQ vaccine from the second half of 2005 to the second quarter of 2005.

      HPV is the predominant causative agent of cervical cancer, which results in 288,000 deaths worldwide each year. Merck expects to file GARDASIL with the FDA during the second half of 2005 for the prevention of HPV, related cervical cancer and genital warts. There are an estimated 86 million women in the United States and European Union between the ages of 9 and 24, the expected age range for the initial indication of GARDASIL.

      The analysis of data of an investigational HPV vaccine studied by Merck was presented at the Interscience Conference on Antimicrobial Agents and Chemotherapy on Nov. 1. The vaccine studied in this clinical trial was an investigational monovalent vaccine developed to prevent infection by HPV type 16; it is a component of Merck's investigational quadrivalent HPV (types 6, 11, 16, 18) L1 VLP vaccine, GARDASIL. In the study of 2,391 women aged 16 to 23 who were HPV 16-naive at baseline, the vaccine was 100 percent efficacious in preventing the development of HPV 16-related CIN 2/3 (high-grade cervical pre-cancer, the immediate


                                    - more -
precursor to invasive cervical cancer). Administration of the HPV 16 vaccine also resulted in a 94-percent reduction in the combined incidence of persistent HPV 16 infection and HPV 16-related cervical precancerous lesions (Cervical Intraepithelial Neoplasia = CIN). These are the final results of this study after the completion of 48 months of follow-up on all active study participants.

      Shingles, the reactivation of the chickenpox virus (herpes zoster) in adults, affects an estimated 800,000 people in the United States annually. Merck plans to seek approval for its zoster vaccine for people age 50 and older, of which there are approximately 210 million in the United States and European Union. Merck announced in December that it has accelerated the planned filing of the zoster vaccine from the second half of 2005 to the second quarter of 2005.

      Merck continues to augment its internal research efforts by capitalizing on external growth opportunities, ranging from research collaborations, pre-clinical and clinical compounds and technology transactions that will drive both near- and long-term growth. The company completed 50 transactions in 2004 across a range of therapeutic areas, including neuroscience, diabetes, obesity and oncology, as well as early-stage technology transactions. This compares with 10 total transactions in 1999. Merck continues to evaluate more than 40 other opportunities, and is actively monitoring the landscape for a range of targeted acquisitions that meet the company's strategic criteria.

VIOXX LITIGATION UPDATE

      As previously disclosed, federal and state personal injury lawsuits involving individual claims, as well as several putative class actions have been filed against the company with respect to VIOXX. As of Dec. 31, the company has been served or is aware that it has been named as a defendant in approximately 575 lawsuits, which include approximately 1,400 plaintiff groups alleging personal injuries resulting from the use of VIOXX. Certain of these lawsuits include allegations regarding gastrointestinal bleeding, cardiovascular events, thrombotic events or kidney damage. The company has also been named as a defendant in approximately 70 putative class actions alleging personal injuries or seeking (i) medical monitoring as a result of the putative class members' use of VIOXX, (ii) disgorgement of certain profits under common law unjust enrichment theories, and/or (iii) various remedies under state consumer fraud and fair business practice statutes, including recovering the cost of VIOXX purchased by individuals and third-party payors such as union health plans (all of the actions discussed in this paragraph are collectively referred to as the "VIOXX Product Liability Lawsuits"). The actions filed in the state courts of California and New Jersey, respectively, have been transferred to a single judge in each state for coordinated proceedings. In addition, the


                                    - more -
company has filed a motion with the Judicial Panel on Multidistrict Litigation seeking to transfer to a single federal judge and consolidate for pretrial purposes all federal cases alleging personal injury and/or economic loss relating to the purchase or use of VIOXX; several plaintiffs in certain VIOXX Product Liability Lawsuits pending in federal court have made similar requests. The hearing on these motions will be held on Jan. 27.

      Also as previously disclosed, in addition to the VIOXX Product Liability Lawsuits, a number of purported class action lawsuits have been brought naming as defendants the company and several current or former officers of the company, and alleging that the defendants made false and misleading statements regarding VIOXX in violation of the federal securities laws (the "VIOXX Securities Lawsuits"). As of Dec. 31, 14 VIOXX Securities Lawsuits have been filed. In addition to the VIOXX Securities Lawsuits, as previously disclosed, shareholders have brought derivative lawsuits against the company. As of Dec. 31, six such lawsuits have been filed. In addition, the company has received a demand from two shareholders that the Board take legal action against Raymond V. Gilmartin, chairman, president and chief executive officer, and other unspecified individuals for allegedly causing damage to the company through the allegedly improper marketing of VIOXX. Also, as previously disclosed, lawsuits asserting claims under the Employee Retirement Income Security Act (ERISA) have been brought against the company. As of Dec. 31, 10 such lawsuits have been filed. The company has filed a motion with the Judicial Panel on Multidistrict Litigation to transfer to a single federal judge and consolidate for pretrial purposes all federal lawsuits discussed in this paragraph (collectively, the "VIOXX Shareholder Lawsuits" and together with the VIOXX Product Liability Lawsuits and the lawsuits discussed in the next paragraph, the "VIOXX Lawsuits"). The hearing on this motion will be held on Jan. 27.

      In addition to the lawsuits discussed above, the company has been named as a defendant in actions in various countries in Europe, Canada, Brazil, Australia and Israel related to VIOXX.

      Based on media reports and other sources, the company anticipates that additional VIOXX Lawsuits will be filed against it and/or certain of its current and former officers and directors in the future.

      As previously disclosed, there are investigations concerning VIOXX currently being conducted by the Securities and Exchange Commission, the U.S. Department of Justice and certain Congressional committees. Also, the District Attorney's Office in Munich, Germany has notified the company's subsidiary in Germany that it has received complaints and commenced an investigation in order to determine whether any criminal charges should be brought in


                                    - more -

Germany concerning VIOXX (together with the previously mentioned investigations, the "VIOXX Investigations").

      Also as previously disclosed, the company has product liability insurance for claims brought in the VIOXX Product Liability Lawsuits of up to approximately $630 million after deductibles and co-insurance. This insurance provides coverage for legal defense costs and potential damage amounts that have been or will be incurred in connection with the VIOXX Product Liability Lawsuits. The company believes that this insurance coverage extends to additional VIOXX Product Liability Lawsuits that may be filed in the future. Certain of the company's insurers have reserved their rights to take a contrary position with respect to certain coverage and there could be disputes with insurers about coverage matters. The company currently believes that it has at least approximately $190 million of Directors and Officers insurance coverage for the VIOXX Securities Lawsuits and VIOXX Derivative Lawsuits, and at least approximately $275 million of insurance coverage for the VIOXX ERISA Lawsuits. Additional insurance coverage for these claims may also be available under upper-level excess policies that provide coverage for a variety of risks. There may be disputes with insurers about the availability of some or all of this insurance coverage. At this time, the company believes it is reasonably possible that its insurance coverage with respect to the VIOXX Lawsuits will not be adequate to cover its defense costs and losses, if any.

      The company currently anticipates that one or more of the VIOXX Product Liability Lawsuits may go to trial in the first half of 2005. The company cannot predict the timing of any trials with respect to the VIOXX Shareholder Lawsuits. The company believes that it has meritorious defenses to the VIOXX Lawsuits and will vigorously defend against them. In view of the inherent difficulty of predicting the outcome of litigation, particularly where there are many claimants and the claimants seek indeterminate damages, the company is unable to predict the outcome of these matters, and at this time cannot reasonably estimate the possible loss or range of loss with respect to the VIOXX Lawsuits. The company has established a reserve of $675 million solely for its future legal defense costs related to the VIOXX Lawsuits and the VIOXX Investigations. This reserve is based on certain assumptions and is the minimum amount that the company believes at this time it can reasonably estimate will be spent over a multi-year period. In accordance with GAAP and consistent with Merck's practice, the company significantly increased the reserve when it had the ability to reasonably estimate its future legal defense costs for the VIOXX litigation based on both actual costs incurred as well as the development of its legal defense strategy and structure


                                    - more -
in light of the expanded scope of the litigation. The company will continue to monitor its legal defense costs and review the adequacy of the associated reserves. The company has not established any reserves for any potential liability relating to the VIOXX litigation. Unfavorable outcomes in the VIOXX Lawsuits or resulting from the VIOXX Investigations could have a material adverse effect on the company's financial position, liquidity and results of operations.

EARNINGS CONFERENCE CALL

      Investors are invited to a live Web cast of Merck's fourth-quarter earnings conference call today at 9 a.m. EST, by visiting the Newsroom section of Merck's Web site (www.merck.com/newsroom). Institutional investors and analysts can participate in the call by dialing (913) 981-4900. Journalists are invited to listen by calling (913) 981-5509. The Web cast will be available for replay on the Web site until Jan. 31.

ABOUT MERCK

      Merck & Co., Inc. is a global research-driven pharmaceutical company dedicated to putting patients first. Established in 1891, Merck discovers, develops, manufactures and markets vaccines and medicines in more than 20 therapeutic categories. The company devotes extensive efforts to increase access to medicines through far-reaching programs that not only donate Merck medicines but help deliver them to the people who need them. Merck publishes unbiased health information as a not-for-profit service. For more information, visit www.merck.com.

FORWARD-LOOKING STATEMENT

      This press release, including the financial information that follows, contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential or financial performance. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Merck's business, particularly those mentioned in the cautionary statements in Item 1 of Merck's Form 10-K for the year ended Dec. 31, 2003, and in its periodic reports on Form 10-Q and Form 8-K, which the company incorporates by reference.

                                      # # #

                        MERCK FINANCIAL GUIDANCE FOR 2005

      Worldwide net sales will be driven by the company's major products, including the impact of new studies and indications. Sales forecasts for those products for 2005 are as follows:

                                                       WORLDWIDE
PRODUCT                                              2005 NET SALES
-------                                              --------------
ZOCOR (Cholesterol modifying)                     $4.2 to $4.5 billion
FOSAMAX (Osteoporosis)                            $3.3 to $3.6 billion
COZAAR/HYZAAR (Hypertension)                      $2.9 to $3.2 billion
SINGULAIR (Respiratory)                           $2.9 to $3.2 billion
Other reported products*                          $5.9 to $6.2 billion

    *Other reported products comprise: AGGRASTAT, ARCOXIA, CANCIDAS, COSOPT, CRIXIVAN, EMEND, INVANZ, MAXALT, PRIMAXIN, PROPECIA, PROSCAR, STOCRIN, TIMOPTIC/TIMOPTIC XE, TRUSOPT, Vaccines and VASOTEC/VASERETIC.

- Under an agreement with AstraZeneca (AZN), Merck receives revenue at predetermined rates on the U.S. sales of certain products by AZN, most notably NEXIUM. In 2005, Merck anticipates these revenues to be approximately $1.4 to $1.6 billion.

- The income contribution related to the Merck and Schering-Plough collaboration is expected to be positive in 2005. Equity income from affiliates includes the results of the Merck and Schering-Plough collaboration combined with the results of Merck's other joint venture relationships. Equity income from affiliates is expected to be approximately $1.3 to $1.5 billion for 2005.

- Merck continues to expect that manufacturing productivity will offset inflation on product costs.

- Product gross margin percentage is estimated to be approximately 77 to 78 percent for the full year 2005.

- Research and development expense (which excludes joint ventures) is estimated to continue at the same level as the full-year 2004 expense. The full-year 2004 level referred to includes acquired R&D expenses in that year.

- Marketing and administrative expense is anticipated to increase at a low single-digit percentage growth rate over the full-year 2004 level. The full-year 2004 level referred to excludes the following items: restructuring costs relating to previously announced position eliminations; costs related to the withdrawal of VIOXX and the charge taken in the fourth quarter related solely to future legal defense costs of VIOXX litigation.

-     The consolidated 2005 tax rate is estimated to be approximately 27.5 to
      28.5 percent.

- Merck plans to continue its stock buyback program in 2005. As of Dec. 31, $8.5 billion remains under the current buyback authorizations approved by Merck's Board of Directors.


                                    - more -

      This guidance does not reflect the establishment of any reserves for any potential liability relating to the VIOXX litigation. This guidance also does not reflect any changes currently under consideration by the Financial Accounting Standards Board in the way Merck accounts for stock options. Furthermore, this guidance does not include any one time impacts that may result from the repatriation of permanently reinvested off-shore earnings under the American Jobs Creation Act.

      Given these guidance elements, Merck anticipates full-year 2005 EPS of $2.42 to $2.52. Merck anticipates first-quarter EPS of $0.54 to $0.58.

ABOUT MERCK

      Merck & Co., Inc. is a global research-driven pharmaceutical company dedicated to putting patients first. Established in 1891, Merck discovers, develops, manufactures and markets vaccines and medicines in more than 20 therapeutic categories. The company also devotes extensive efforts to increase access to medicines through far-reaching programs that not only donate Merck medicines but help deliver them to the people who need them. Merck publishes unbiased health information as a not-for-profit service. For more information, visit www.merck.com.

FORWARD-LOOKING STATEMENT

      This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential or financial performance. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Merck's business, particularly those mentioned in the cautionary statements in Item 1 of Merck's Form 10-K for the year ended Dec. 31, 2003, and in its periodic reports on Form 10-Q and Form 8-K, which the company incorporates by reference.

                                      # # #

The following tables show the financial results for Merck & Co., Inc. and subsidiaries for the quarter and twelve months ended Dec. 31, 2004, compared with the corresponding period of the prior year.

                                                      Merck & Co., Inc.
                                                    Consolidated Results
                                        (In Millions Except Earnings per Common Share)
                                                    Quarter Ended Dec. 31
                                                         (Unaudited)
                                                         -----------
                                                                            %
                                             2004           2003          Change
                                             ----           ----          ------
Sales (1)                                  $5,748.0       $5,627.1           2%

Costs, Expenses and Other
    Materials and production                1,283.6        1,227.2           5
    Marketing and administrative (2)        2,365.8        1,827.4          29
    Research and development (3)            1,108.6          906.3          22
    Equity income from affiliates            (285.9)          (6.0)          *
    Other (income) expense, net              (103.9)         (88.7)         17

Income Before Taxes                         1,379.8        1,760.9         -22

Taxes on Income (4)                           278.7          365.7

Net Income                                 $1,101.1       $1,395.2         -21

Average Shares Outstanding
   Assuming Dilution                        2,217.5        2,236.6

Earnings per Common Share
   Assuming Dilution                          $0.50          $0.62         -19


* > 100%

(1) Sales results reflect the unfavorable impact of approximately $700 to $750 million in foregone sales in the fourth quarter of 2004 related to the VIOXX withdrawal.

(2) 2004 Marketing and administrative expense includes $604 million additional reserve solely for future legal defense costs related to VIOXX litigation and $16 million for restructuring costs. 2003 Marketing and administrative expense includes $195 million for restructuring costs.

(3) Research and development expense includes licensing expense for research collaborations.

(4) The effective tax rate was 20.2% and 20.8% for the fourth quarter of 2004 and 2003, respectively.

                                                      Merck & Co., Inc.
                                                    Consolidated Results
                                        (In Millions Except Earnings per Common Share)
                                                 Twelve Months Ended Dec. 31
                                                         (Unaudited)
                                                         -----------
                                                                            %
                                             2004             2003        Change
                                             ----             ----        ------
Sales (1)                                $   22,938.6    $   22,485.9        2%

Costs, Expenses and Other
    Materials and production                  4,959.8         4,436.9       12
    Marketing and administrative (2)          7,346.3         6,394.9       15
    Research and development (3)              4,010.2         3,279.9       22
    Equity income from affiliates            (1,008.2)         (474.2)       *
    Other (income) expense, net                (344.0)         (203.2)      69

Income from Continuing Operations
   Before Taxes **                            7,974.5         9,051.6      -12

Taxes on Income (4)                           2,161.1         2,462.0

Income from Continuing Operations **     $    5,813.4    $    6,589.6      -12

Income from Discontinued Operations,
    Net of Taxes                                   --           241.3

Net Income                               $    5,813.4    $    6,830.9      N/M

Average Shares Outstanding
   Assuming Dilution                          2,226.4         2,253.1

Earnings per Common Share
   Assuming Dilution
      Continuing Operations **                  $2.61           $2.92      -11
      Discontinued Operations                      --            0.11
                                                -----           -----
      Total                                     $2.61           $3.03      N/M


* > 100%

** Continuing operations exclude only the results from Medco Health Solutions, Inc., which was spun off on Aug. 19, 2003.

N/M Comparison not meaningful as a result of the spin-off of Medco Health Solutions, Inc.

(1) 2004 sales include the unfavorable effect of $492 million of estimated customer returns of product previously sold associated with the voluntary worldwide withdrawal of VIOXX. Sales results also reflect the negative impact of approximately $700 to $750 million in foregone sales in the fourth quarter of 2004 related to the VIOXX withdrawal.

(2) 2004 Marketing and administrative expense includes $604 million additional reserve solely for future legal defense costs related to VIOXX litigation, $141 million for estimated costs to undertake the withdrawal of VIOXX and $105 million for restructuring costs. 2003 Marketing and administrative expense includes $195 million for restructuring costs.

(3) Research and development expense includes acquired research expense of $125 million resulting from the acquisition of Aton Pharma, Inc. in 2004 and $102 million associated with the increase in ownership of Banyu Pharmaceutical Co. Ltd. in 2003. Research and development expense also includes licensing expense for research collaborations, including the initial payments of $70 million to Lundbeck in the first quarter of 2004 and $100 million to Bristol-Myers Squibb in the second quarter of 2004.

(4) The effective tax rate was 27.1% and 27.2% for the full year 2004 and 2003, respectively.

The following table shows the financial results for Merck & Co., Inc. and subsidiaries for the twelve months ended Dec. 31, 2004 and the line item effect of adjustments recorded in the third quarter of 2004 related to the worldwide voluntary withdrawal of VIOXX included in the financial results. The adjustments include estimated customer returns of product previously sold, write-offs of inventory held by Merck and costs to undertake the withdrawal of the product.

                                                   Merck & Co., Inc.
                                                 Consolidated Results
                                                  (In Millions Except
                                              Earnings per Common Share)
                                              Twelve Months Ended Dec. 31
                                                      (Unaudited)
                                                      -----------
                                             2004
                                          (Including
                                            VIOXX         VIOXX
                                          Withdrawal    Withdrawal
                                           Impact)        Impact
                                           -------        -------
Sales (1)                                 $22,938.6       ($491.6)

Costs, Expenses and Other
    Materials and production                4,959.8          93.2
    Marketing and administrative (2)        7,346.3         141.4
    Research and development                4,010.2
    Equity income from affiliates          (1,008.2)
    Other (income) expense, net              (344.0)

Income from Continuing Operations
   Before Taxes                             7,974.5        (726.2)

Taxes on Income                             2,161.1        (173.6)

Net Income                                 $5,813.4       ($552.6)

Average Shares Outstanding
   Assuming Dilution                        2,226.4

Earnings per Common Share
   Assuming Dilution                          $2.61        ($0.25)

(1) Sales results reflect the unfavorable impact of approximately $700 to $750 million in foregone sales in the fourth quarter related to the VIOXX withdrawal.

(2) Marketing and administrative expense includes $604 million additional reserve solely for future legal defense costs related to VIOXX litigation.

                                      # # #